Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries, Ltd. Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Announces Preliminary Unaudited Results for the Fourth Quarter and Fiscal Year 2019
Sales Growth for the Fourth Quarter of 57% and Full Year of 10% Compared to Last Year

SAN DIEGO, CA, December 9, 2019 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced selected preliminary unaudited financial results for its fourth quarter and full year ended October 31, 2019.

Select Preliminary Unaudited Fourth Quarter and Full Year Fiscal 2019 Financial Results

Net sales for the fourth quarter of fiscal 2019 are expected to be approximately $15.5 million, compared to $9.9 million a year ago, an increase of approximately 57% year-over-year. Fiscal 2019 full-year net sales are expected to be approximately $55.3 million, compared to $50.2 million a year ago, an increase of approximately 10% year-over-year.

Net income for the fiscal 2019 fourth quarter is expected to be between $700,000 and $800,000, or $0.07 and $0.08 per diluted share respectively, compared to $460,000, or $0.05 per fully diluted share, in the fourth quarter a year ago. Fiscal 2019 full-year net income is expected to be approximately $3.4 million to $3.5 million, or $0.35 and $0.36 per diluted share respectively, compared to $5.8 million, or $0.61 fully diluted share, a year ago.

Robert Dawson, President and CEO of RF Industries, commented:

“We are pleased to report another strong quarter with sales growth of 57% over the fourth quarter of last year, reflecting the continued progress we are making in the multi-year transformation of our business. As we move into fiscal 2020, we continue putting the pieces in place to allow for our continued growth, including the addition of talent to our team and the recent acquisition of Schroff Technologies International. We remain focused on our long-term growth plan of reaching $100 million in sales in the next couple of years.”

Mr. Dawson and CFO Mark Turfler are scheduled to meet with investors and present at the 12th Annual LD Micro Main Event Investor Conference in Los Angeles, California on Tuesday, December 10, 2019 at 9:40 am Pacific time. The presentation will be webcast live and will also be available for replay via the investor relations section of the Company's website at www.rfindustries.com.

The Company will release its final financial results for the fourth quarter and fiscal year ended October 31, 2019 and host a conference call and audio only webcast after market close on December 18, 2019. The time and access details for the conference call and webcast will be provided in advance of this date.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

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